Exhibit (a)(2)

ARTICLES OF AMENDMENT
OF
MEDLEY INCOME CORPORATION

Medley Income Corporation, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation desires to, and does hereby, amend its Articles of Incorporation (the “Articles”) as currently in effect as hereafter set forth.

SECOND:  The Articles are hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II

NAME
The name of the corporation is Sierra Income Corporation (the “Corporation”).

THIRD:  The amendment to the Articles as set forth above has been approved by the Board of Directors of the Corporation in accordance with the requirements of Section 2-605 of the Maryland General Corporation Law.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested by its Corporate Secretary on July ___, 2011.

MEDLEY INCOME CORPORATION

Attest:	/s/ Richard T. Allorto, Jr.	By:	/s/ Seth Taube
	Richard T. Allorto, Jr.		Seth Taube
	Secretary		Chief Executive Officer

THE UNDERSIGNED, Seth Taube, Chief Executive Officer of Medley Income Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/ Seth Taube
Seth Taube